Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY ANNOUNCES FIRST QUARTER RESULTS AND HIGHLIGHTS RECENT ACCOMPLISHMENTS

— Highlights Include Strong Financial Position and Clinical Trial Expansion of

IPI-504, Infinity’s Lead Drug Candidate —

CAMBRIDGE, Mass. – April 30, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced results for the first quarter of 2007.

Key first quarter highlights included:

•	The initiation of a Phase I/II clinical trial of IPI-504, Infinity’s lead anticancer agent, in non-small cell lung cancer (NSCLC)

•

Continued evidence of safety, tolerability, and biological activity of IPI-504 in patients with gastrointestinal stromal tumors (GIST) in data presented at the American Society for Clinical Oncology Gastrointestinal Symposium (ASCO GI)

•	Demonstration of bioavailability and preclinical efficacy for the oral formulation of IPI-504 in NSCLC as presented at the Annual Meeting of the American Association for Cancer Research (AACR)

“Infinity had a strong first quarter during which we made good progress on all of our R&D and business goals,” said Steven H. Holtzman, Chair and Chief Executive Officer of Infinity. “We believe our focus on scientific, medical, and business innovation, coupled with our strong financial position, enables us to advance and build our pipeline in order to create novel medicines for patients and long-term value for stockholders.”

Research & Development Update

Infinity in collaboration with MedImmune, Inc., announced in February 2007 the start of a Phase I/II clinical trial of IPI-504 in patients with advanced NSCLC. This study, which marks the second solid tumor indication in which IPI-504 is being tested, is being conducted at the Massachusetts General Hospital and the Dana-Farber Cancer Institute in Boston, Mass. The goal of the Phase I portion of the multi-center study is to evaluate the safety and the maximum tolerated dose of IPI-504 in patients with advanced NSCLC. Once dose-escalation is completed, the Phase II portion of the trial will begin with a goal of determining the potential anti-tumor activity of IPI-504 in NSCLC patients either with or without epidermal growth factor receptor (EGFR) mutations. In this study, IPI-504 is administered by intravenous infusion twice weekly over a four week cycle. Evidence of biological activity in these molecularly defined sub-groups of patients will be evaluated using both CT scans and positron emission tomography, or PET, imaging (See Infinity’s website at http://www.ipi.com/GIST.html for additional information about PET imaging).

Infinity and MedImmune presented preclinical data on the oral formulation of IPI-504 in NSCLC in April 2007 at the Annual Meeting of the AACR. The data demonstrated that IPI-504 is orally-available and shows evidence of efficacy in preclinical NSCLC models, including models with tumors that are resistant to treatment with EGFR inhibitors. The companies anticipate entering clinical trials with the oral formulation of IPI-504 in the second half of 2007.

Infinity and MedImmune are also evaluating IPI-504 in a Phase I clinical trial in patients with Gleevec®-resistant metastatic GIST. At ASCO GI in January 2007, Infinity and MedImmune provided an update to the preliminary data from this open-label Phase I study. As reported, eight of 18 evaluated patients (44%) exhibited a PET response, defined as a decrease in tumor uptake of the imaging agent used to measure metabolic activity in response to IPI-504 administration. In addition, patients were eligible to receive multiple cycles of therapy if clinical benefit was observed. Seven of 20 evaluated patients (35%) remained on study for five or more cycles of therapy. Based on the tolerability and evidence of biological activity of IPI-504, Infinity and MedImmune expanded this study in December 2006 to investigate a second schedule of administration in which patients are administered IPI-504 on a twice weekly schedule for three weeks, with no drug holiday. A maximum tolerated dose has not yet been reached on either schedule of administration.

First Quarter Financial Results

On September 12, 2006, Infinity completed its reverse merger with Discovery Partners International, Inc. This transaction was treated for accounting purposes as a reverse asset acquisition and recapitalization. Therefore, the financial information described below reflects the historical results of the pre-merger Infinity and that of the combined company following the merger. This information does not include the historical financial results of Discovery Partners.

At March 31, 2007, Infinity had total cash, cash equivalents, and available-for-sale securities of $127.7 million, which includes a January 2007 payment of $35 million from MedImmune, representing the second tranche of the up-front payment associated with the strategic alliance entered into in August 2006.

Infinity’s net loss for the first quarter of 2007 was $2.9 million as compared to a net loss of $10.9 million for the first quarter of 2006. The decrease in net loss was primarily driven by an increase in strategic alliance revenue and an increase in interest and investment income.

Total revenue for the first quarter of 2007 was $6.1 million as compared to $0.7 million for the first quarter of 2006. The increase in revenue was primarily derived from the amortization of the license fees received from MedImmune and Novartis in conjunction with their respective strategic product development alliances with Infinity, the delivery of compounds to Novartis under its technology access agreement with Infinity, and increased reimbursable amounts by Novartis for services performed under the Bcl-2 program collaboration.

Research and development (R&D) expense was $7.5 million for the first quarter of 2007 as compared to $9.7 million for the first quarter of 2006. Any amounts reimbursable by MedImmune under the cost-sharing provisions of the MedImmune agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $7.5 million for the first quarter of 2007 reflects total R&D expenses of $10.8 million less the amount due from MedImmune of approximately $3.3 million. The primary drivers of the increase in overall R&D expense were an increase in personnel-related expenses and an increase in clinical development expenses associated with IPI-504.

General and administrative expense was $3.3 million for the first quarter of 2007 as compared to $2.0 million in the first quarter of 2006. The increase in expenses reflects higher personnel-related expenses and increased patent and non-income tax expenses.

Based on Infinity’s financial position at the end of the first quarter of 2007 and by virtue of its cost-sharing agreement with MedImmune on the Hsp90 and Hedgehog programs and the funding of the Bcl-2 program by Novartis, Infinity is able to spend aggressively toward its research and development programs while managing its net cash burn rate. In the absence of any additional financings or business development activities, Infinity anticipates ending 2007 with at least $100 million in cash, cash equivalents and available-for-sale securities, which is expected to be sufficient to support the company’s current projected operating plan through at least the end of 2009.

Conference Call on Tuesday, May 1, 2007 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Tuesday, May 1, 2007 at 8:30 a.m. EDT to provide a business update and discuss the quarter results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at http://www.ipi.com. Callers may participate in the call by dialing (800) 289-0528 (domestic) and 1-913-981-5522 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding future clinical trial activity for IPI-504; estimates of 2007 financial performance and year-end cash balance; and the expectation that Infinity will have cash to support its current operating plan through at least December 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, be approved for sale in any market or that, if approved, revenue from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included Infinity’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 14, 2007. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gleevec® is a registered trademark of Novartis Pharmaceuticals Corporation. INFI-G

Investor and Media Contact:

Monique Allaire

617.453.1105

Monique.Allaire@ipi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and available-for-sale securities	$127,671,513	$101,696,784
Other current assets	8,413,206	44,401,769
Property and equipment, net	6,688,091	6,539,930
Other long-term assets	1,960,983	2,009,399

Total assets	$144,733,793	$154,647,882

Current liabilities	$20,504,861	$24,834,320
Deferred revenue, less current portion	61,354,167	64,791,667
Debt and other long-term liabilities	2,268,881	2,596,940
Total stockholders’ equity	60,605,884	62,424,955

Total liabilities and stockholders’ equity	$144,733,793	$154,647,882

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2007	2006
Collaborative research and development revenue	$6,115,750	$718,750
Operating expenses:
Research and development	7,476,403	9,678,019
General and administrative	3,293,031	1,972,700

Total operating expenses	10,769,434	11,650,719

Loss from operations	(4,653,684)	(10,931,969)

Other (expense)/income:
Interest expense	(102,466)	(141,880)
Interest and investment income	1,866,442	194,244

Total other income	1,763,976	52,364

Net loss	$(2,889,708)	$(10,879,605)

Basic and diluted net loss per common share*	$(0.15)	$(4.55)

Basic and diluted weighted average number of common shares outstanding*	19,388,131	2,393,401

*	Basic and diluted net loss per common share and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the DPI merger.

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